Exhibit 3.1(ii)

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A DELAWARE LIMITED LIABILITY COMPANY UNDER THE NAME OF "ELEISON PHARMACEUTICALS, LLC" TO A DELAWARE CORPORATION, CHANGING ITS NAME FROM "ELEISON PHARMACEUTICALS, LLC" TO "ELEISON PHARMACEUTICALS INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF NOVEMBER, A.D. 2020, AT 5:47 O`CLOCK P.M.

5084462 8100V	Authentication: 204093235
SR# 20208374418	Date: 11-16-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE	State of Delaware Secretary of State Division of Corporations Delivered 05:47 PM 11/12/2020 FILED 05:47 PM 11/12/2020
CERTIFICATE OF CONVERSION	SR 20208374418 - File Number 5084462
FROM A LIMITED LIABILITY COMPANY TO A CORPORATION PURSUANT TO SECTION 265 OF THE DELAWARE GENERAL CORPORATION LAW

1.)	The jurisdiction where the Limited Liability Company was first formed is

Delaware

2.)	The jurisdiction of the Limited Liability Company immediately prior to filing this Certificate is

Delaware

3.)	The date the Limited Liability Company was first formed is

December 20, 2011

4.)	The name of the Limited Liability Company immediately prior to filing this Certificate is

Eleison Pharmaceuticals, LLC

5.)	The name of the Corporation as set forth in the Certificate oflncorporation is

Eleison Pharmaceuticals Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company have executed this Certificate on the 12th day ofNovember, 2020.

By:	/s/ Edwin Thomas
Name:	Edwin Thomas
Title:	Chief Executive Officer

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “ELEISON PHARMACEUTICALS INC.” FILED IN THIS OFFICE ON THE TWELFTH DAY OF NOVEMBER, A.D. 2020, AT 5:47 O`CLOCK P.M.

5084462 8100V	Authentication: 204093235
SR# 20208374418	Date: 11-16-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:47 PM l1/12/2020 FILED 05:47 PM 11/12/2020	STATE OF DELAWARE
SR 20208374418 - File Number 5084462	CERTIFICATE OF INCORPORATION
OF
ELEISON PHARMACEUTICALS INC.,

a stock corporation

FIRST: The name of this Corporation is Eleison Pharmaceuticals Inc. (the "Corporation").

SECOND: The name of the Corporation's registered agent and the address of Corporation's registered office in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the ."DGCL") and to possess and exercise all of the powers and privileges granted by the DGCL and any other law of the State of Delaware

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 12,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. Common Stock.

1. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

2. The affirmative vote of holders of at least 67% of the Common Stock outstanding shall be required to authorize any action by the Corporation involving any of the following:

(a) any increase or decrease m the authorized number of designated shares of Common Stock;

(b) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock;

(c) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in price or the then-current fair market value thereof;

(d) any amendment, alteration, restatement, repeal, addition or other change to any provision of the Certificate of Incorporation (as hereinafter defined) or the Bylaws of the Corporation in a manner so as to adversely affect the Common Stock, whether by merger, consolidation, recapitalization, reorganization or otherwise;

(e) any increase or decrease m the authorized number of directors comprising the entire Board (as hereinafter defined);

(f) enter into or execute any transaction with any officer, director, stockholder or other affiliate of the Corporation; or

(g) effect any Deemed Liquidation Event.

B. Waiver. Any right, preference or privilege of the Common Stock contained in this Certificate of Incorporation may be waived as to all shares of Common Stock, in any instance, upon the written consent or agreement of the holders of at least 67% of the then outstanding shares of Common Stock.

C. Definitions. For purposes of this Certificate of Incorporation, the following terms used herein shall have the meanings ascribed below. Certain other capitalized terms are defined elsewhere in the Certificate of Incorporation.

1.	"Board" means the Corporation's Board of Directors.

2.	"Certificate of Incorporation" means the Corporation's Certificate of Incorporation, as the same may be amended or amended and restated after the date hereof.

3.	"Deemed Liquidation Event" means any of the following events:

(a)	a liquidation, dissolution, winding-up, merger or consolidation in which:

i.	the Corporation is a constituent party; or

ii.	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, all shares of Common Stock issuable upon exercise of options) outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

4. "Issue" or "Issuance" in any of its forms, means to sell, grant or otherwise issue in any manner.

5. "Person" or "person" means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity or other form of business organization or any governmental or regulatory authority whatsoever.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in any Voting Agreement in effect from time to time by and between the Corporation and stockholders of the Corporation or, if no such agreement exists, in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnified Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney's fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, any provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person's heirs, executors and administrators. The obligations of the Corporation to indemnify any persons under this Article Tenth, including the duty to advance expenses, shall be considered a contract between the Corporation and such person. If the General Corporation Law or any other law of the State of Delaware is amended after approval of this Article Tenth to authorize corporate action expanding the scope of indemnification, then the Corporation shall indemnify any and all persons described in this Article Tenth to the fullest extent permitted by the General Corporation Law or such other law as so amended.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "Excluded Opportunity" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, "Covered Persons"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director of the Corporation.

*          *         *

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 12th day of November, 2020.

By:	/s/ Edwin Thomas
Name:	Edwin Thomas
Title:	Incorporator
Address:	100 Overlook Center
2nd Floor
Princeton, NJ 08540